EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of ___August 24, 2026____, is by and between **Infobird Co., Ltd**, a company incorporated under the laws of the Cayman Islands (the "Company"), and ____Yaqing Wei____, an individual (the "Executive").

RECITALS

WHEREAS, the Company desires to employ the Executive and to assure itself of the services of the Executive during the term of Employment (as defined below) and under the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to be employed by the Company during the term of Employment and under the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

1. **Employment.** The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth (the "Employment").

2. **Term.** Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be _1_ years, commencing on _____August 24, 2026__________ (the "Effective Date") and ending on ___August 23, 2027____ (the "Initial Term"), unless terminated earlier pursuant to the terms of this Agreement. Upon expiration of the Initial Term, the Employment shall be automatically extended for successive periods of __12__ months each (each, an "Extension Period") unless either party provides 60-day prior written notice to the other party, in the manner set forth in Section 18 below, prior to the end of the Extension Period in question, that the term of this Agreement that is in effect at the time such written notice is given is not to be extended or further extended, as the case may be (the period during which this Agreement is effective is hereafter referred to as the "Term").

3. **Position and Duties.**

(a) During the Term, the Executive shall serve as ______CEO, chairman of the board of directors, member of compensation committee, member of nomination and governance committee and director_____ of the Company or in such other position or positions with a level of duties and responsibilities consistent with the foregoing with the Company and/or its subsidiaries and affiliated entities as the board of directors of the Company (the "Board") may specify from time to time and shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which the Executive serves hereunder and as assigned by the Board.

(b) The Executive agrees to serve without additional compensation if elected or appointed thereto as a director of the Company or any subsidiaries or affiliated entities of the Company (collectively, the "Group") and as a member of any committees of the board of directors of any such entity, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is provided to any other director of any member of the Group.

(c) The Executive agrees to devote all of his/her working time and efforts to the performance of his/her duties for the Company and to faithfully and diligently serve the Company in accordance with this Agreement and the guidelines, policies and procedures of the Company approved from time to time by the Board.

4. **No Breach of Contract**. The Executive hereby represents to the Company that: (a) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound, except that the Executive does not make any representation with respect to agreements required to be entered into by and between the Executive and any member of the Group pursuant to the applicable law of the jurisdiction in which the Executive is based, if any; (b) that the Executive is not in possession of any information (including, without limitation, confidential information and trade secrets), the knowledge of which would prevent the Executive from freely entering into this Agreement and carrying out his/her duties hereunder; and (c) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any person or entity other than any member of the Group.

5. **Compensation.**

(a) Compensation. As compensation for the performance by the Executive of his/her obligations hereunder, during the Term, the Company shall pay the Executive cash compensation (inclusive of any statutory benefit contributions that the Company may be required to set aside for the Executive under applicable law) pursuant to Schedule I hereto, subject to review and adjustment by the Board or any committee designated by the Board.

6. **Termination of the Agreement.** The Employment may be terminated as follows:

(a) Death. The Employment shall terminate upon the Executive's death.

(b) Disability. The Employment shall terminate if the Executive has a disability, including any physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his/her position at the Company, even with reasonable accommodation that does not impose an undue burden on the Company, for more than 90 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period shall apply.

(c) Cause. The Company may terminate the Employment hereunder for Cause. The occurrence of any of the following, as reasonably determined by the Company, shall be a reason for "Cause," provided that, if the Company determines that the circumstances constituting Cause are curable, then such circumstances shall not constitute Cause unless and until the Executive has been informed by the Company of the existence of Cause and given an opportunity of ten business days to cure, and such Cause remains uncured at the end of such ten-day period:

(i) continued failure by the Executive to satisfactorily perform his/her duties;

(ii) willful misconduct or gross negligence by the Executive in the performance of his/her duties hereunder, including insubordination;

(iii) the Executive's conviction or entry of a guilty or nolo contendere plea of any felony or any misdemeanor involving moral turpitude;

(iv) the Executive's commission of any act involving dishonesty that results in financial, reputational or other harm, monetary or otherwise, to any member of the Group, including but not limited to an act constituting misappropriation or embezzlement of the property of any member of the Group as determined in good faith by the Board; or

(v) any material breach by the Executive of this Agreement.

(d) Without Cause by the Company. The Company may terminate the Employment hereunder at any time without Cause upon 60-day prior written notice to the Executive. The Executive may terminate the Employment voluntarily for any reason or no reason at any time by giving 60-day prior written notice to the Company.

(e) Notice of Termination. Any termination of the Employment under this Agreement shall be communicated by written notice of termination ("Notice of Termination") from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

(f) Date of Termination. The "Date of Termination" shall mean (i) the date specified in the Notice of Termination, or (ii) if the Employment is terminated by the Executive's death, the date of his/her death.

(g) Compensation upon Termination.

(i) *Death*. If the Employment is terminated by reason of the Executive's death, the Company shall have no further obligations to the Executive under this Agreement.

(ii) *By Company without Cause*. If the Employment is terminated by the Company other than for Cause, the Company shall (1) continue to pay and otherwise provide to the Executive, during any notice period, all compensation, base salary and previously earned but unpaid incentive compensation, if any.

(iii) *By Company for Cause*. If the Employment shall be terminated by the Company for Cause, the Company shall pay the Executive his/her base salary at the rate in effect at the time Notice of Termination is given through the Date of Termination, and the Company shall have no additional obligations to the Executive under this Agreement.

(h) Return of Company Property. The Executive agrees that following the termination of the Employment for any reason, or at any time prior to the Executive's termination upon the request of the Company, he/she shall return all property of the Group that is then in or thereafter comes into his/her possession, including, but not limited to, any Confidential Information (as defined below) or Intellectual Property (as defined below), or any other documents, contracts, agreements, plans, photographs, projections, books, notes, records, electronically stored data and all copies, excerpts or summaries of the foregoing, as well as any automobile or other materials or equipment supplied by the Group to the Executive, if any.

7. **Confidentiality and Nondisclosure.**

(a) Confidentiality and Non-Disclosure.

(i) The Executive acknowledges and agrees that: (A) the Executive holds a position of trust and confidence with the Company and that his/her employment by the Company will require that the Executive have access to and knowledge of valuable and

sensitive information, material, and devices relating to the Company and/or its business, activities, products, services, customers and vendors, including, but not limited to, the following, regardless of the form in which the same is accessed, maintained or stored: the identity of the Company's actual and prospective customers and, as applicable, their representatives; prior, current or future research or development activities of the Company; the products and services provided or offered by the Company to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of the Company; user base personal data, programs, software and source codes, licensing information, personnel information, advertising client information, vendor information, marketing plans and techniques, forecasts, and other trade secrets ("Confidential Information"); and (B) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's business.

(ii) During the Term and at all times thereafter, the Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, consultant, principal or agent of any business, or in any other capacity, publish or make known, disclose, furnish, reproduce, make available, or utilize any of the Confidential Information without the prior express written approval of the Company, other than in the proper performance of the duties contemplated herein, unless and until such Confidential Information is or shall become general public knowledge through no fault of the Executive.

(iii) In the event that the Executive is required by law to disclose any Confidential Information, the Executive agrees to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.

(iv) The failure to mark any Confidential Information as confidential shall not affect its status as Confidential Information under this Agreement.

(b) Third Party Information in the Executive's Possession. The Executive agrees that he/she shall not, during the Term, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of Company any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys' fees and costs of litigation, arising out of or in connection with any violation of the foregoing.

(c) Third Party Information in the Company's Possession. The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Term and thereafter, a duty to hold all such confidential or proprietary information in strict confidence and not to disclose such information to any person or firm, or otherwise use such information, in a manner inconsistent with the limited purposes permitted by the Company's agreement with such third party.

This Section 7 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 7, the Company shall have right to seek remedies permissible under applicable law.

8. **Intellectual Property.**

(a) Prior Inventions. The Executive has attached hereto, as Schedule II, a list describing all inventions, ideas, improvements, designs and discoveries, whether or not patentable and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to the Executive (whether made solely by the Executive or jointly with others) that (i) were developed by Executive prior to the Employment by the Company (collectively, "Prior Inventions"), (ii) relate to the Company' actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder; or, if no such list is attached, the Executive represents that there are no such Prior Inventions. Except to the extent set forth in Schedule II, the Executive hereby acknowledges that, if in the course of his/her service for the Company, the Executive incorporates into a Company product, process or machine a Prior Invention owned by the Executive or in which he/she has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide right and license (which may be freely transferred by the Company to any other person or entity) to make, have made, modify, use, sell, sublicense and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Intellectual Property. The Executive hereby assigns to the Company or its designees, without further consideration and free and clear of any lien or encumbrance, the Executive's entire right, title and interest (within the United States and all foreign jurisdictions) to any and all inventions, discoveries, improvements, developments, works of authorship, concepts, ideas, plans, specifications, software, formulas, databases, designees, processes and contributions to Confidential Information created, conceived, developed or reduced to practice by the Executive (alone or with others) during the Term which (i) are related to the Company's current or anticipated business, activities, products, or services, (ii) result from any work performed by Executive for the Company, or (iii) are created, conceived, developed or reduced to practice with the use of Company property, including any and all Intellectual Property rights therein ("Work Product"). Any Work Product which falls within the definition of "work made for hire", as such term is defined in the U.S. Copyright Act, shall be considered a "work made for hire", the copyright in which vests initially and exclusively in the Company. The Executive waives any rights to be attributed as the author of any Work Product and any "droit morale" (moral rights) in Work Product. The Executive agrees to immediately disclose to the Company all Work Product. For purposes of this Agreement, "Intellectual Property" shall mean any patent, copyright, trademark or service mark, trade secret, or any other proprietary rights protection legally available.

(c) Patent and Copyright Registration. The Executive agrees to execute and deliver any instruments or documents and to do all other things reasonably requested by the Company in order to more fully vest the Company with all ownership rights in the Work Product. If any Work Product is deemed by the Company to be patentable or otherwise registrable, the Executive shall assist the Company (at the Company's expense) in obtaining letters of patent or other applicable registration therein and shall execute all documents and do all things, including testifying (at the Company's expense) as necessary or appropriate to apply for, prosecute, obtain, or enforce any Intellectual Property right relating to any Work Product. Should the Company be unable to secure the Executive's signature on any document deemed necessary to accomplish the foregoing, whether due to the Executive's

disability or other reason, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Executive's agent and attorney-in-fact to act for and on the Executive's behalf and stead to take any of the actions required of Executive under the previous sentence, with the same effect as if executed and delivered by the Executive, such appointment being coupled with an interest.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek remedies permissible under applicable law.

9. **Conflicting Employment.** The Executive hereby agrees that, during the Term, he/she will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the Term, nor will the Executive engage in any other activities that conflict with his/her obligations to the Company without the prior written consent of the Company.

10. **Non-Competition and Non-Solicitation.**

(a) (i) During the Term and for a period of one year following the termination of the Employment for whatever reason, the Executive will not directly or indirectly:

(1) engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than one percent of the outstanding stock of a publicly held company) that is competitive with the Company's business, including any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Executive is employed;

(2) either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company that were contacted, solicited, or served by the Executive directly or the Company during the 12-month period prior to the termination of the Employment for whatever reason; or

(3) either alone or in association with others (A) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (B) hire, recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of this Agreement; provided that this clause (B) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.

Notwithstanding the foregoing, this Section 10 shall not preclude the Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a "Division") if: (i) the Division by which the Executive is employed, or to which the Executive provides services, is not competitive with

the Company's business (within the meaning of Section 10); (ii) the Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise that is competitive with the Company's business (within the meaning of Section 10) (collectively, the "Competitive Divisions"); and (iii) such Competitive Division or Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprises' consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to the Executive's commencement of employment with the Division.

(ii) If the Executive violates the provisions of any of the preceding paragraphs of this Section 10, the Executive shall continue to be bound by the restrictions set forth in such paragraph until a period of one year has expired without any violation of such provisions.

(b) Injunctive Relief; Indemnity of Company. The Executive acknowledges and agrees that any breach or threatened breach of this Section 10 would result in irreparable injury and damage to the Company for which an award of money to the Company would not be an adequate remedy. The Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The Executive and the Company further agree that the provisions of this Section 10 are reasonable. The Executive agrees to indemnify and hold harmless the Company from and against all reasonable expenses (including reasonable fees and disbursements of counsel) which may be incurred by the Company in connection with, or arising out of, any violation of this Agreement by the Executive. This Section 10 shall survive the termination of this Agreement for any reason.

11. **Withholding Taxes.** Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, state, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

12. **Assignment.** This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate. The Company will require any and all successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a

breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Company had terminated the Employment other than for Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Section, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

13. **Severability.** If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14. **Entire Agreement.** This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Executive acknowledges that he/she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement.

15. **Governing Law.** This Agreement shall be governed by and construed in accordance with the law of the State of New York.

16. **Amendment.** This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

17. **Waiver.** Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18. **Notices.** All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand; (ii) otherwise delivered against receipt therefor; (iii) mailed by postage prepaid, certified or registered mail; (iv) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party; or (v) sent by e-mail with confirmation of receipt.

a. if to Executive, to the address set forth on the signature page hereto.

b. If to the Company:

Infobird Co., Ltd
Room 706, 7/F, Low Block, Grand Millennium Plaza,
181 Queen's Road Central, Central, Hong Kong
Telephone: 86-010-52411819
E-mail:

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

19. **Counterparts.** This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20. **No Interpretation against Drafter.** Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

[*Remainder of Page Intentionally Left Blank*]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INFOBIRD CO., LTD

By: ________________________
Name: Yiting Song
Title: Director

EXECUTIVE

____
Name: Yaqing Wei

SCHEDULE I

Compensation

Monthly base: HK$ 10,000

SCHEDULE II

Prior Inventions

None